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Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Duke Realty Corporation

        We consent to the use of our audit report dated January 29, 2003, except as to note 14, which is as of September 5, 2003, with respect to the consolidated balance sheets and financial statement schedule of Duke Realty Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2002. This report is incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
September 5, 2003

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INDEPENDENT AUDITOR'S CONSENT